Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

YODLE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Yodle, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Yodle, Inc., and that this corporation was originally incorporated under the name “Natpal, Inc.” pursuant to the General Corporation Law on March 30, 2005.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Fourth Amended and Restated Certificate of Incorporation of this corporation dated as of January 26, 2010, as amended by the Certificate of Amendment No. 1 to Fourth Amended and Restated Certificate of Incorporation dated as of October 22, 2010, Certificate of Amendment No. 2 to Fourth Amended and Restated Certificate of Incorporation dated as of May 20, 2011, Certificate of Amendment No. 3 to Fourth Amended and Restated Certificate of Incorporation dated as of February 6, 2012 and Certificate of Amendment No. 4 to Fourth Amended and Restated Certificate of Incorporation dated as of September 25, 2012, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fourth Amended and Restated Certificate of Incorporation of this corporation, as amended, be amended and restated in its entirety to read as follows (the “Certificate of Incorporation”):

FIRST: The name of this corporation is Yodle, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 147,000,000 shares of Common Stock, $0.0002 par value per share (“Common Stock”) and (ii) 85,431,561 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

Twenty Five Million Two Hundred Twenty Four Thousand Nine Hundred Fourteen (25,224,914) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”, Twenty One Million Three Hundred Five Thousand One Hundred Fourteen (21,305,114) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series B Preferred Stock”, Fifteen Million Eight Hundred Thirty-Seven Thousand Nine Hundred Nineteen (15,837,919) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series C Preferred Stock”, Sixteen Million Seven Hundred Twenty Three Thousand Thirty Four (16,723,034) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series D Preferred Stock”, Four Million Six Hundred Seventy Three Thousand Nine Hundred Thirteen (4,673,913) shares of the authorized but unissued Preferred Stock of the Corporation are hereby designated “Series E Preferred Stock” and One Million Six Hundred Sixty Six Thousand Six Hundred Sixty Seven (1,666,667) shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series F Preferred Stock”, (the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock collectively, the

“Preferred Stock”), each with the following respective rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article FOURTH refer to sections and subsections of Part B of this Article FOURTH.

1. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless, in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation, the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the greater of (i) $0.0116 per share, with respect to shares of Series A Preferred Stock, $0.0454 per share, with respect to shares of Series B Preferred Stock, $0.0669 per share, with respect to shares of Series C Preferred Stock, $0.1124 per share, with respect to shares of Series D Preferred Stock, $0.1840 per share, with respect to shares of Series E Preferred Stock, or $0.2400 per share, with respect to shares of Series F Preferred Stock (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares); and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of such series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of such series of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price, the Series B Original Issue Price, the Series C Original Issue Price or the Series D Original Issue Price, as applicable (each as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend. The foregoing dividend shall not be cumulative and shall only be payable when and if declared by the Corporation. The “Series A Original Issue Price” shall mean $0.1445 per share, the “Series B Original Issue Price” shall mean $0.5670 per share, the “Series C Original Issue Price” shall mean $0.8366 per share, the “Series D Original Issue Price” shall mean $1.4045 per share, the “Series E Original Issue Price” shall mean $2.30 per share, and the “Series F Original Issue Price” shall mean $3.00 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the applicable series of Preferred Stock. Notwithstanding anything to the contrary set forth herein, payment of any dividends or distributions on capital stock of the Corporation shall be subject to Subsection 3(c).

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

(a) Payments to Holders of Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event, as defined below), the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to the Corporation’s stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to:

(i) the Series A Original Issue Price, with respect to shares of Series A Preferred Stock, the Series B Original Issue Price, with respect to shares of Series B Preferred Stock, the Series C Original Issue Price, with respect to shares of Series C Preferred Stock, the Series D Original Issue Price, with respect to shares of Series D Preferred Stock, or the Series E Original Issue Price, with respect to shares of Series E Preferred Stock plus, in each case, any declared but unpaid dividends in respect of such series of Preferred Stock (and minus any dividends paid in respect of such series of Preferred Stock); and

(ii) with respect to the Series F Preferred Stock, an amount equal to the Series F Original Issue Price multiplied by (A) one and one-quarter (1.25), if such event occurs before the first anniversary of the Original Issue Date (as defined in Subsection 4(d)(B) below); (B) one and one-half (1.5), if a such event occurs on or after the first anniversary of the Original Issue Date but before the second anniversary of the Original Issue Date; and (C) two (2.0), if a such event occurs on or after the second anniversary of the Original Issue Date (and minus any dividends paid in respect of the Series F Preferred Stock).

(iii) The applicable amount payable to a holder pursuant to Subsections 2(a)(i) and 2(a)(ii) is hereinafter referred to as the applicable “Preferred Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the Corporation’s stockholders shall be insufficient to pay the holders of shares of Preferred Stock the full amount to which they shall be entitled under this Subsection 2(a), the holders of shares of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) Payments to Holders of Common Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event, as defined below), after the payment of all preferential amounts required to be paid to the holders of shares of Preferred Stock, the remaining assets of the Corporation available for distribution to the Corporation’s stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c) Deemed Liquidation Events.

(i) Each of the following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the holders of fifty-five percent (55%) of the outstanding shares of Preferred Stock, other than the Series E Preferred Stock (the “Requisite Investors”), elect otherwise by written notice given to the Corporation at least ten (10) days prior to the effective date of any such event:

(A) a merger, consolidation, reorganization or any other transaction in which

(I)	the Corporation is a constituent party or

(II)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger, consolidation, reorganization or other transaction,

except any such merger or consolidation or other transaction involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation or other transaction continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation or other transaction, a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation or other transaction, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(c)(i), all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such merger or consolidation or other transaction or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation or other transaction shall be deemed to be outstanding immediately prior to such merger or consolidation or other transaction and, if applicable, converted or exchanged in such merger or consolidation or other transaction on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

(B) the sale, lease, transfer, exclusive and irrevocable license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets (including, without limitation, the intellectual property assets) of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation, or the exclusive, irrevocable license of any material portion of all of the Corporation’s assets.

(ii) The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event referred to in Subsection 2(c)(i)(A)(I) above unless the acquisition or merger agreement for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above.

(iii) In the event of a Deemed Liquidation Event referred to in Subsection 2(c)(i)(A)(II) or 2(c)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 75 days after such Deemed Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Preferred Stock no later than the 75th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the Requisite Investors so request in a written instrument delivered to the Corporation not later than 90 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders (the “Net Proceeds”), to the extent legally available therefor, on the 120th day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), to redeem all outstanding shares of Preferred Stock at a price per share equal to the applicable Preferred Liquidation Amount. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Preferred Stock to the fullest extent of such Net Proceeds, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Net Proceeds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Prior to the distribution or redemption provided for in this Subsection 2(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred directly in connection with a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) Value of Liquidation Proceeds. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Deemed Liquidation Event or redemption pursuant to Subsection 2(c)(iii) shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property or rights (other than cash) shall be determined in good faith by the Board of Directors of the Corporation; provided, however, that if the Requisite Investors object to any such value, then the value of such property or rights shall be determined by an investment bank chosen and paid by the Corporation, and acceptable to at least two Preferred Stock Directors (as defined below) or; provided, further, that any securities to be distributed to the stockholders shall be valued as follows: (i) unless otherwise specified in a Merger Agreement, if traded on a nationally recognized securities exchange or inter-dealer quotation system, the value of such securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty-one (21) trading days (or all such trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding the consummation of such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, Deemed Liquidation Event or redemption pursuant to Subsection 2(c)(iii); (ii) if clause (i) does not apply but the securities are traded over-the-counter, then, unless otherwise specified in a Merger Agreement, the value shall be deemed to be the average of the closing bid prices over the twenty-one (21) trading days (or all such trading days on which such securities have been traded if fewer than twenty-one (21) days) preceding such transaction; and

(iii) if there is no active public market, the value of such securities shall be the fair market value thereof, as determined in good faith by resolution of the Board of Directors of the Corporation, including at least two Preferred Stock Directors. The method of valuation of securities subject to any restrictions on free marketability shall take into account an appropriate discount, as determined in good faith by resolution of the Board of Directors of the Corporation, from the market value determined pursuant to clauses (i), (ii) or (iii) above so as to reflect the approximate fair market value thereof.

3. Voting.

(a) Number of Votes. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or as provided in this Certificate of Incorporation, holders of shares of Preferred Stock shall vote together with the holders of Common Stock as a single class. Subject to any other vote or consent required by this Certificate of Incorporation, the number of authorized shares of any series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(b) Board of Directors.

(i) For as long as at least 6,055,363 shares of Series A Preferred Stock (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or each other similar recapitalization with respect to the Series A Preferred Stock) are outstanding, the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class shall be entitled to elect one (1) director of the Corporation (the “Series A Preferred Stock Director”). Any Series A Preferred Stock Director elected as provided in this Subsection 3(b)(i) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(ii) For as long as at least 5,291,006 shares of Series B Preferred Stock (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or each other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class shall be entitled to elect one (1) director of the Corporation (the “Series B Preferred Stock Director”). Any Series B Preferred Stock Director elected as provided in this Subsection 3(b)(ii) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the Series B Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(iii) For as long as at least 1,780,025 shares of Series D Preferred Stock (in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or each other similar recapitalization with respect to the Series D Preferred Stock) are outstanding, the holders of record of the shares of Series D Preferred Stock, exclusively and as a separate class shall be entitled to elect one (1) director of the Corporation (the “Series D Preferred Stock Director” and together with the Series A Preferred Stock Director and the Series B Preferred Stock Director, the “Preferred Stock Directors”). Any Series D Preferred Stock Director elected as provided in this Subsection 3(b)(iii) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the Series D Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.

(iv) If the holders of shares of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock, as applicable, fail to elect a director to fill the directorship for which they are entitled to elect a director, voting exclusively and as a separate class, pursuant to Subsection 3(b)(i), (ii) or (iii), then the directorship not so filled shall remain vacant until such time as the holders of Series A Preferred Stock, Series B Preferred Stock or Series D Preferred Stock, as applicable, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Preferred Stock) voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.

(v) At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(b).

(c) Preferred Stock Protective Provisions.

(i) At any time when at least 20,189,412 shares of Preferred Stock other than Series E Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock) are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the Requisite Investors:

(A) create, or authorize the creation of, any class or series of capital stock (other than classes or series of capital stock authorized as of the date hereof), or any other security convertible into or exercisable for any equity security (other than classes or series of capital stock authorized as of the date hereof), unless the same ranks junior to the Preferred

Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights, or increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, the payment of dividends and redemption rights;

(B) purchase or redeem, or permit any subsidiary of the Corporation to purchase or redeem, any shares of capital stock of the Corporation, except for securities repurchased from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

(C) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger, consolidation, recapitalization, reorganization or Deemed Liquidation Event, or consent to any of the foregoing;

(D) increase or decrease the number of authorized shares of Preferred Stock (or any series thereof) or Common Stock, other than an increase in the number of authorized shares of Common Stock made to accommodate an increase in authorized shares of Common Stock reserved for issuance under an Incentive Plan, which Incentive Plan and which increase in the number of authorized shares reserved for issuance under the Incentive Plan was approved by the Board of Directors, including the affirmative consent or vote of at least two Preferred Stock Directors;

(E) amend, alter, change or repeal, by amendment of any provision of the Certificate of Incorporation or Bylaws of the Corporation, or otherwise, that alters or changes the rights, preferences or privileges of the Preferred Stock;

(F) adopt any option plan, purchase plan or other employee stock incentive program or similar arrangements (collectively, “Incentive Plans”), or amend any such plan, program or arrangement so as to modify the number of shares of Common Stock covered thereby;

(G) increase or decrease the authorized number of directors constituting the Board of Directors of the Corporation above or below seven (7) unless approved by the Board, including at least two Preferred Stock Directors;

(H) create, or authorize the creation of, or issue, or authorize the issuance of any debt security or to incur indebtedness, or permit any subsidiary to take any such action with respect to any debt security or to incur indebtedness, if the aggregate indebtedness of the Corporation and its subsidiaries following such action would exceed $1,000,000 unless approved by at least two Preferred Stock Directors;

(I) pay or declare any dividend or make any distribution on any shares of capital stock of the Corporation; or

(J) enter into an exclusive license, exclusive distribution, exclusive marketing or exclusive partnership agreement relating to material intellectual property of the Corporation or any subsidiary of the Corporation.

4. Optional Conversion of Preferred Stock into Common Stock.

The holders of the Preferred Stock shall have rights to convert their shares of Preferred Stock into shares of Common Stock as follows (the “Common Stock Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price, with respect to the Series A Preferred Stock, the Series B Original Issue Price, with respect to the Series B Preferred Stock, the Series C Original Issue Price, with respect to the Series C Preferred Stock, the Series D Original Issue Price, with respect to the Series D Preferred Stock, the Series E Original Issue Price, with respect to the Series E Preferred Stock, or the Series F Original Issue Price, with respect to the Series F Preferred Stock as applicable, by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” shall initially be equal to $0.1445, with respect to the Series A Preferred Stock, $0.5670, with respect to the Series B Preferred Stock, $0.8366 with respect to the Series C Preferred Stock, $1.4045 with respect to the Series D Preferred Stock, $2.30 with respect to the Series E Preferred Stock or $3.00 with respect to the Series F Preferred Stock. Such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Common Stock Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Stock.

(b) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to voluntarily convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Common Stock Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Common Stock Conversion Time, issue and deliver to such holder of Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof, a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, and cash as provided in Subsection 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and payment of any declared but unpaid dividends on the shares of Preferred Stock converted.

(ii) The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii) All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Common Stock Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon. Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may thereafter take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock accordingly.

(iv) Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(d) Adjustments to Conversion Price for Dilutive Issues.

(i) Special Definitions. For purposes of this Certificate of Incorporation, the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Original Issue Date” shall mean the date on which the first share of Series F Preferred Stock was issued.

(C) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(D) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than the following shares of Common Stock, and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(I)

such number of shares of Common Stock or Options as is authorized as of the date hereof for issuance to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors, including the affirmative vote or consent of at least two Preferred Stock Directors (such number being subject to increase if approved by the Board of Directors, including the vote or consent of at least two Preferred Stock Directors);

(II)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsections 4(e), 4(f), 4(g) or 4(h);

(III)	shares of Common Stock, Options or Convertible Securities actually issued upon conversion of the shares of Preferred Stock, or as a dividend or distribution on Preferred Stock;

(IV)	shares of Common Stock or Preferred Stock issued upon the conversion of any Convertible Securities or Options, provided that such issuance is pursuant to the terms of such Convertible Security or Option;

(V)	shares of Common Stock, Options or Convertible Securities issued in connection with bona fide acquisitions, mergers or similar transactions entered into for primarily non-equity financing purposes, the terms of which are approved by the Board of Directors of the Corporation, including the affirmative vote or consent of at least two Preferred Stock Directors;

(VI)	shares of Common Stock, Options or Convertible Securities issued to banks or equipment lessors or other financial institutions, or to landlords, brokers or similar entities in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors of the Corporation, including the affirmative vote or consent of at least two Preferred Stock Directors; or

(VII)	shares of Common Stock or Preferred Stock issued by the Corporation pursuant to a Qualifying Public Offering.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a series of Preferred Stock shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives written notice from the Requisite Investors agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(iii) Deemed Issue of Additional Shares of. Common Stock.

(A) If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have been obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (13) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv) (either because the consideration per share (determined pursuant to Subsection 4(d)(v)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Subsection 4(d)(iii) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Subsection 4(d)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Subsection 4(d)(iii) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue, then such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

“CP2” shall mean such Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

“CP1” shall mean such Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

“A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding immediately prior to such issue);

“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(III)	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

(I)	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II)	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Subsection 4(d)(iv), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e) Adjustment to Conversion Price for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustments to Conversion Price for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions and (b) no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(g) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(h) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of shares of the Preferred Stock.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 20 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of shares of Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such shares of Preferred Stock are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of shares of Preferred Stock (but in any event not later than 20 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of shares of Preferred Stock.

(j) Notice of Record Date. In the event:

(i) the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend,

distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Preferred Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

(k) Special Series F Preferred Stock Conversion Price Adjustment upon an Initial Public Offering. If the per share offering price to the public (the “Offering Price”) in the Corporation’s initial public offering of Common Stock (whether a Qualifying Public Offering or otherwise, the “IPO”) is less than the amount to which each share of Series F Preferred Stock would be entitled to receive pursuant to Subsection 2(a)(ii) if the IPO were treated as a Deemed Liquidation Event in which the proceeds available for distribution to the holders of the Corporation’s capital stock were equal to the pre-IPO valuation of the Corporation, then immediately prior to the conversion of the shares of Series F Preferred Stock in connection with the IPO, the Series F Preferred Stock Conversion Price shall be reduced to a price (calculated to the nearest one-hundredth of a cent) equal to (i) the Series F Preferred Stock Conversion Price in effect immediately prior to such conversion multiplied by (ii) a fraction, the numerator of which is the Offering Price and the denominator of which is the per share amount to which a share of Series F Preferred Stock would be entitled to receive pursuant to Subsection 2(a)(ii) were the IPO treated as a Deemed Liquidation Event in which proceeds available for distribution to the holders of the Corporation’s capital shares were equal to the pre-IPO valuation of the Corporation.

5. Mandatory Conversion.

(a) Upon either (i) the closing of the sale of shares of Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a price per share reflecting, prior to underwriting commissions and expenses, a pre-money valuation of the Corporation of not less than $250,000,000 and resulting in at least $20,000,000 of proceeds to the Corporation (a “Qualifying Public Offering”) or (ii) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite investors (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (X) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rates and (Y) such shares may not be reissued by the Corporation.

(b) All holders of record of shares of Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section 5. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. Any such surrender of certificates in connection with a Qualifying Public Offering may be made subject to the closing of the Qualifying Public Offering. All rights with respect to the Preferred Stock converted pursuant to Section 5(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 5(b). As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

6. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the Requisite Investors; provided, however, if a waiver of any rights, powers, preferences and other terms of the Preferred Stock set forth herein would adversely affect one or more series of Preferred Stock but would not so affect all series of Preferred Stock, then any such waiver shall only be effective if the holders of all the so affected series agree to such waiver by the affirmative written consent or vote of a majority of the outstanding shares of such affected series (consenting or voting, as the case may be, on an as converted basis).

7. Notices. Any notice required or permitted by the provisions of this Article FOURTH to be given to a holder of shares of Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Election of directors need not be by written ballot.

3. Subject to any additional vote required by the Certificate of Incorporation, the Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article SIXTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

SEVENTH: The following indemnification provisions shall apply to the persons enumerated below.

1. Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article SEVENTH, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2. Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article SEVENTH or otherwise.

3. Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article SEVENTH is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4. Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5. Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6. Non-Exclusivity of Rights. The rights conferred on any person by this Article SEVENTH shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7. Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person has actually collected as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8. Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (i) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article SEVENTH; and (ii) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article SEVENTH.

9. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

EIGHTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, such person expressly and solely in such person’s capacity as a director of the Corporation.

*        *        *

3. The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

4. That this Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Fourth Amended and Restated Certificate of Incorporation, and any amendments thereto, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on February 27, 2013.

By:	/s/ Court Cunningham
Name:	Court Cunningham
Title:	Chief Executive Officer